Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FOURTH QUARTER FISCAL 2020 RESULTS

HILLIARD, Ohio – (May 21, 2020) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), is a leading provider of innovative water management solutions in the stormwater and on-site septic waste water industries today announced financial results for the fourth quarter and fiscal year ended March 31, 2020.

Fourth Quarter Fiscal 2020 Results

•	Net sales increased 36.2% to $370.8 million
•	Net income increased 86.6% to of $3.5 million
•	Adjusted EBITDA (Non-GAAP) increased 95.6% to $72.1 million

Fiscal Year 2020 Results

•	Net sales increased 20.9% to $1,673.8 million
•	Net loss of $191.8 million as compared to net income of $81.5 million in the prior year
o	Includes $246.8 million of additional one-time ESOP stock-based compensation expense
•	Adjusted EBITDA (Non-GAAP) increased 56.0% to $361.9 million
•	Cash provided by operating activities increased 101.9% to $306.2 million
•	Free cash flow (Non-GAAP) increased 120.3% to $238.5 million

Scott Barbour, President and Chief Executive Officer of ADS commented, “As the COVID-19 pandemic unfolds across the world, the health and safety of our employees remains our highest priority. During the fourth quarter, we implemented appropriate health protocols across our facilities, closely following guidelines from the Centers for Disease Control and Prevention (CDC) as well as federal, state and local governments. Deemed an ‘essential business’ in most states, our operations remained up and running as we worked to meet steady customer demand throughout the quarter. I want to thank our employees whose perseverance drove a strong finish to the year while allowing us to continue providing essential water management solutions to our customers and the communities they serve during these difficult times.”

Barbour continued, “We successfully executed on our growth plans this year, outpacing core domestic construction end markets by 600 basis points in our legacy ADS business, driven by our conversion strategy and focus on growth in key states. We also saw sales in our domestic agriculture market increase by 35% as we capitalized on favorable industry dynamics by successfully implementing organizational changes, introducing new products, and executing with greater focus. Our outstanding financial results of the past year allowed us to exceed our long-term Adjusted EBITDA and cash conversion targets one year ahead of plan while also keeping us on track to achieve our long-term revenue target.”

Barbour added, “As we move into fiscal year 2021, we face heightened market uncertainty resulting from the coronavirus pandemic. The new fiscal year began similar to how the prior year ended, with strength in April across the majority of our businesses and end markets. Demand and business activity remained fairly stable into the first quarter, but market conditions may weaken in the second half of the year. Accordingly, we implemented a comprehensive cost reduction and efficiency program to get ahead of the anticipated demand environment and will continue to monitor the situation closely and adjust our plans as necessary.”

Barbour concluded, “While we continue to adapt to the new operating environment, we do so from a position of strength. In addition to achieving record financial performance last year, we also successfully executed on our commitments and growth strategies; returned over $100 million to shareholders; completed a large, highly strategic acquisition; implemented a new capital structure; and built a strong foundation for our Environmental, Social and Governance (ESG) program. These accomplishments and our continued execution position us well to successfully navigate the current environment while maintaining our focus on delivering sustainable, long-term growth.”

*Organic growth (Non-GAAP) excludes net sales growth from Infiltrator Water Technologies.

Fourth Quarter Fiscal 2020 Results

Net sales increased $98.6 million, or 36.2%, to $370.8 million, as compared to $272.2 million in the prior year. Domestic pipe sales increased $22.4 million, or 12.4%, to $203.2 million. Allied & Other sales increased $17.4 million, or 24.8%, to $87.8 million. These increases were driven by strong performance in both the U.S. construction and agriculture end markets. Infiltrator Water Technologies contributed an additional $74.0 million to net sales in the quarter.

Gross profit increased $49.3 million, or 82.8%, to $108.8 million as compared to $59.5 million in the prior year. The increase is primarily due to the acquisition of Infiltrator Water Technologies, favorable material cost and increases in both pipe and allied product sales.

Adjusted EBITDA (Non-GAAP) increased $35.2 million, or 95.6%, to $72.1 million, as compared to $36.9 million in the prior year. The increase is primarily due to the factors mentioned above. Infiltrator Water Technologies contributed an additional $24.8 million to Adjusted EBITDA in the quarter. As a percentage of net sales, Adjusted EBITDA was 19.4% as compared to 13.5% in the prior year.

Fiscal 2020 Results

Net sales increased $289.1 million, or 20.9%, to $1,673.8 million, as compared to $1,384.7 million in the prior year. Domestic pipe sales increased $85.8 million, or 9.9%, to $954.6 million. Allied & Other sales increased $47.9 million, or 13.5%, to $403.3 million. These increases were driven by strong performance in both the U.S. construction and agriculture end markets. International net sales decreased $12.0 million or 7.5% to $148.6 million as compared to $160.6 million in the prior year, driven primarily by a decrease in Mexico sales. Infiltrator Water Technologies contributed an additional $211.0 million to net sales.

As part of the Company’s capital allocation strategy, the Company paid a dividend of $1.09 per share in the first quarter of fiscal 2020, including a $1.00 special dividend to all shareholders of record. The Employee Stock Ownership Plan (“ESOP”) used a portion of its proceeds to payback a portion of its loan from the Company, resulting in an allocation of approximately 11.6 million shares to participants and $246.8 million of non-cash, stock-based compensation expense. The Company recorded $168.6 million of this expense in Cost of goods sold – ESOP special dividend compensation and $78.1 million of this expense in Selling, general and administrative – ESOP special dividend compensation.

Gross profit decreased $10.5 million to $316.5 million due to the $168.6 million ESOP compensation expense described above. Excluding the one-time ESOP compensation, gross profit increased $158.1 million, or 48.4%, primarily due to an increase in both pipe and allied product sales as well as favorable pricing and material cost. This was partially offset by unfavorable inventory absorption cost due to the retention of key manufacturing employees during the fourth quarter of fiscal 2019 despite lower production volume.

Adjusted EBITDA (Non-GAAP) increased $129.9 million, or 56.0%, to $361.9 million, as compared to $231.9 million in the prior year, primarily as a result of the factors mentioned above. Infiltrator Water Technologies contributed an additional $76.4 million to Adjusted EBITDA in the quarter. As a percentage of net sales, Adjusted EBITDA was 21.6% as compared to 16.8% in the prior year.

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Balance Sheet and Liquidity

Net cash provided by operating activities increased $154.5 million, or 101.9%, to $306.2 million, as compared to $151.7 million in the prior year, primarily due to improvements in profitability and working capital. Free cash flow (Non-GAAP) increased $130.2 million, or 120.3%, to $238.5 million, as compared to $108.3 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $988.0 million as of March 31, 2020, an increase of $677.7 million from March 31, 2019.

Management believes ADS’ balance sheet and liquidity position remain strong despite the challenging market environment. In anticipation of unfavorable changes in demand, the Company has implemented a comprehensive cost reduction and efficiency program, including:

•	Reducing compensation for directors and executive officers;
•	Implementing a hiring freeze;
•	Enforcing expense controls, including limiting travel and non-essential expenditures; and
•	Adjusting the Company’s supply chain and manufacturing labor base to match anticipated demand.

ADS had total liquidity of $413 million, comprised of cash of $174 million as of March 31 2020 and $239 million of availability under committed credit facilities. As of March 31, 2020, the Company’s leverage ratio was 2.5 times on a trailing-twelve-month, proforma basis (2.7 times on a reported basis), within its long-term leverage target range and one year ahead of its plan to reduce leverage to below 3.0 times by the end of calendar year 2020. The Company does not have any significant debt maturities until 2026.

Fiscal 2021 Outlook

ADS continues to carefully monitor the pandemic and the impact on its business. However, given the market uncertainty, the Company is currently unable to predict the extent to which the pandemic will impact future operations and financial results and therefore is not issuing financial guidance at this time. In fiscal 2021, capital expenditures are expected to be in the range of $60 million to $65 million.

Webcast Information

The Company will host an investor conference call and webcast on Thursday, May 21, 2020 at 10:00 a.m. Eastern Time. The live call can be accessed by dialing 1-844-484-0244 (US toll-free) or 1-647-689-5142 (international) and asking to be connected to the Advanced Drainage Systems, Inc. call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available for one year following the call.

About the Company

Advanced Drainage Systems is a leading provider of innovative water management solutions in the stormwater and on-site septic wastewater industries, providing superior drainage solutions for use in the construction and agriculture marketplace. For over 50 years, the Company has been manufacturing a variety of innovative and environmentally friendly alternatives to traditional materials. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, infrastructure and agriculture applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of 64 manufacturing plants and 32 distribution centers. To learn more about ADS, please visit the Company’s website at www.ads-pipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including, without limitation, factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; uncertainties surrounding the integration of acquisitions and similar transactions, including the recently completed acquisition of Infiltrator Water Technologies and the integration of Infiltrator Water Technologies; our ability to realize the anticipated benefits from the acquisition of Infiltrator Water Technologies; risks that the acquisition of Infiltrator Water Technologies and related transactions may involve unexpected costs, liabilities or delays; our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; our ability to remediate the material weakness in our internal control over financial reporting, including remediation of the control environment for our joint venture affiliate ADS Mexicana, S.A. de C.V. as described in “Item 9A. Controls and Procedures” of our Annual Report on Form 10-K for the year ended March 31, 2019; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets, including risks associated with new markets and products associated with our recent acquisition of Infiltrator Water Technologies; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness, including borrowings under our new Credit Agreement; the nature, cost and outcome of any future litigation and other legal proceedings, including any such proceedings related to our acquisition of Infiltrator Water Technologies, as may be instituted against the Company and others; fluctuations in our effective tax rate, including from the Tax Cuts and Jobs Act of 2017; changes to our operating results, cash flows and financial condition attributable to the Tax Cuts and Jobs Act of 2017; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods; any delay in the filing of any filings with the Securities and Exchange Commission (“SEC”); the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering weaknesses of which we are not currently aware or which have not been detected; additional uncertainties related to accounting issues generally and the other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Michael Higgins

VP, Corporate Strategy & Investor Relations

(614) 658-0050

Mike.Higgins@ads-pipe.com

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands, except per share data)	2020	2019	2020	2019
Net sales	$370,768	$272,218	$1,673,805	$1,384,733
Cost of goods sold	262,013	212,714	1,188,716	1,057,766
Cost of goods sold - ESOP special dividend compensation	-	-	168,610	-
Gross profit	108,755	59,504	316,479	326,967
Operating expenses:
Selling	30,765	24,179	117,068	96,335
General and administrative	37,784	24,610	154,270	89,692
Selling, general and administrative - ESOP special dividend compensation	-	-	78,142	-
Loss on disposal of assets and costs from exit and disposal activities	872	2,075	5,338	3,647
Intangible amortization	32,575	1,935	57,010	7,880
Income (loss) from operations	6,759	6,705	(95,349)	129,413
Other expense:
Interest expense	11,924	4,590	82,711	18,618
Derivative loss (gains) and other expense (income), net	1,436	(729)	1,554	(815)
(Loss) income before income taxes	(6,601)	2,844	(179,614)	111,610
Income tax (benefit) expense	(8,763)	1,081	14,092	30,049
Equity in net (income) loss of unconsolidated affiliates	(1,371)	(130)	(1,909)	95
Net income (loss)	3,533	1,893	(191,797)	81,466
Less: net income attributable to noncontrolling interest	1,228	883	1,377	3,694
Net income (loss) attributable to ADS	2,305	1,010	(193,174)	77,772
Dividends to redeemable convertible preferred stockholders	(1,401)	(497)	(11,206)	(2,047)
Dividends paid to unvested restricted stockholders	(3)	(13)	(338)	(69)
Net income (loss) available to common stockholders and participating securities	901	500	(204,718)	75,656
Undistributed income allocated to participating securities	-	-	-	(5,474)
Net income (loss) available to common stockholders	$901	$500	$(204,718)	$70,182

Weighted average common shares outstanding:
Basic	68,957	57,325	63,820	57,025
Diluted	69,720	57,823	63,820	57,611
Net income per share:
Basic	$0.01	$0.01	$(3.21)	$1.23
Diluted	$0.01	$0.01	$(3.21)	$1.22
Cash dividends declared per share	$0.09	$0.08	$1.36	$0.32

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands)	March 31, 2020	March 31, 2019
ASSETS
Current assets:
Cash	$174,233	$8,891
Receivables, net	200,028	186,991
Inventories	282,398	264,540
Other current assets	9,552	6,091
Total current assets	666,211	466,513
Property, plant and equipment, net	481,380	398,891
Other assets:
Goodwill	597,819	102,638
Intangible assets, net	555,338	37,177
Other assets	69,140	36,940
Total assets	$2,369,888	$1,042,159
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$7,955	$25,932
Current maturities of finance lease obligations	20,382	23,117
Accounts payable	106,710	93,577
Other accrued liabilities	101,116	61,901
Accrued income taxes	2,050	1,758
Total current liabilities	238,213	206,285
Long-term debt obligations, net	1,089,368	208,602
Long-term finance lease obligations	44,501	61,555
Deferred tax liabilities	175,616	45,963
Other liabilities	37,608	19,119
Total liabilities	1,585,306	541,524
Mezzanine equity:
Redeemable convertible preferred stock	269,529	282,638
Deferred compensation — unearned ESOP shares	(22,432)	(180,316)
Total mezzanine equity	247,097	102,322
Stockholders’ equity:
Common stock	11,555	11,436
Paid-in capital	827,573	391,039
Common stock in treasury, at cost	(10,461)	(9,863)
Accumulated other comprehensive loss	(35,325)	(25,867)
Retained (deficit) earnings	(267,619)	17,582
Total ADS stockholders’ equity	525,723	384,327
Noncontrolling interest in subsidiaries	11,762	13,986
Total stockholders’ equity	537,485	398,313
Total liabilities, mezzanine equity and stockholders’ equity	$2,369,888	$1,042,159

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Fiscal Year Ended March 31,
(Amounts in thousands)	2020	2019
Cash Flow from Operating Activities
Net (loss) income	$(191,797)	$81,466
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	124,940	71,900
Deferred income taxes	(2,924)	12,813
Loss on disposal of assets and costs from exit and disposal activities	5,338	3,647
ESOP and stock-based compensation	32,395	21,828
ESOP special dividend compensation	246,752	-
Amortization of deferred financing charges	34,476	735
Inventory step up related to Infiltrator Water Technologies acquisition	7,880	-
Fair market value adjustments to derivatives	3,128	2,346
Equity in net (income) loss of unconsolidated affiliates	(1,909)	95
Other operating activities	(6,005)	(5,219)
Changes in working capital:
Receivables	5,170	(17,953)
Inventories	19,086	(2,034)
Prepaid expenses and other current assets	(1,929)	(1,004)
Accounts payable, accrued expenses, and other liabilities	31,588	(16,942)
Net cash provided by operating activities	306,189	151,678
Cash Flows from Investing Activities
Capital expenditures	(67,677)	(43,412)
Cash paid for acquisitions, net of cash acquired	(1,089,322)	-
Other investing activities	6,529	868
Net cash used in investing activities	(1,150,470)	(42,544)
Cash Flows from Financing Activities
Proceeds from Term Loan Facility	1,300,000	-
Payments on Term Loan Facility	(1,300,000)	-
Proceeds from syndication of Term Loan Facility	700,000	-
Payments on syndicated Term Loan Facility	(51,750)	-
Proceeds from Senior Notes	350,000	-
Proceeds from Revolving Credit Agreement	277,900	-
Payments on Revolving Credit Agreement	(177,900)	-
Debt issuance costs	(34,606)	-
Proceeds from PNC Credit Agreement	253,900	405,700
Payments on PNC Credit Agreement	(388,300)	(442,800)
Payments on Prudential Senior Notes	(100,000)	(25,000)
Payments on finance lease obligations	(27,119)	(24,284)
Payments on notes, mortgages, and other debt	-	(940)
Proceeds from common stock offering, net of offering costs	293,648	-
Acquisition of noncontrolling interest in BaySaver	-	(8,821)
Cash dividends paid	(92,127)	(26,148)
Proceeds from exercise of stock options	8,163	5,908
Other financing activities	(237)	(1,270)
Net cash used in financing activities	1,011,572	(117,655)
Effect of exchange rate changes on cash	(1,949)	(175)
Net change in cash	165,342	(8,696)
Cash at beginning of period	8,891	17,587
Cash at end of period	$174,233	$8,891

Selected Financial Data

The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	March 31, 2020			March 31, 2019
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$203,150	$(1,346)	$201,804	$180,780	$—	$180,780
Infiltrator Water Technologies	74,033	(15,919)	58,114	—	—	—
International
International - Pipe	16,382	—	16,382	14,800	—	14,800
International - Allied Products	6,627	—	6,627	6,233	—	6,233
Total International	23,009	—	23,009	21,033	—	21,033
Allied Products & Other	87,841	—	87,841	70,405	—	70,405
Intersegment Eliminations	(17,265)	17,265	—	—	—	—
Total Consolidated	$370,768	$—	$370,768	$272,218	$—	$272,218

	Fiscal Year Ended
	March 31, 2020			March 31, 2019
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$954,633	$(2,030)	$952,603	$868,805	$—	$868,805
Infiltrator Water Technologies	211,005	(41,657)	169,348	—	—	—
International
International - Pipe	108,624	—	108,624	122,836	—	122,836
International - Allied Products	39,957	—	39,957	37,766	—	37,766
Total International	148,581	—	148,581	160,602	—	160,602
Allied Products & Other	403,273	—	403,273	355,326	—	355,326
Intersegment Eliminations	(43,687)	43,687	—	—	—	—
Total Consolidated	$1,673,805	$—	$1,673,805	$1,384,733	$—	$1,384,733

Employee Stock Ownership Plan (“ESOP”)

The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares (“preferred shares”). All preferred shares will be converted to common shares by plan maturity, which will be no later than March 2023. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.

Net Income (Loss)

The impact of the ESOP on net (loss) income includes the ESOP deferred compensation attributable to the preferred shares allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands)	2020	2019	2020	2019
Net income (loss) attributable to ADS	$2,305	$1,010	$(193,174)	$77,772
ESOP deferred compensation	$1,569	$4,183	$20,050	$15,296
ESOP special dividend compensation	$-	$-	$246,752	$-

Common shares outstanding

The conversion of the preferred shares will increase the number of common shares outstanding. Preferred shares will convert to common shares at plan maturity, or upon retirement, disability, death or vested terminations over the life of the plan.

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Shares in thousands)	2020	2019	2020	2019
Weighted average common shares outstanding - Basic	68,957	57,325	63,820	57,025
Conversion of preferred shares	16,887	17,460	17,134	17,640
Unvested restricted shares	18	43	35	43

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to organic results, Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.

Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Segment Adjusted Gross Profit to Gross profit

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands)	2020	2019	2020	2019
Segment Adjusted Gross Profit
Pipe	$46,767	$37,279	$239,531	$191,002
International	7,865	6,060	36,999	37,191
Infiltrator Water Technologies	33,366	-	98,245	-
Allied Products & Other	43,580	34,901	201,206	168,729
Intersegment Elimination	(36)	-	(1,895)	-
Total Segment Adjusted Gross Profit	131,542	78,240	574,086	396,922
Depreciation and amortization	16,808	15,826	62,225	59,164
ESOP and stock-based compensation expense	1,406	2,910	14,319	10,791
ESOP special dividend compensation	-	-	168,610	-
COVID-19 related expenses	4,573	-	4,573	-
Inventory step up related to Infiltrator Water Technologies acquisition	-	-	7,880	-
Total Gross Profit	$108,755	$59,504	$316,479	$326,967

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands)	2020	2019	2020	2019
Net income (loss)	$3,533	$1,893	$(191,797)	$81,466
Depreciation and amortization	50,508	18,988	124,940	71,900
Interest expense	11,924	4,590	82,711	18,618
Income tax expense	(8,763)	1,081	14,092	30,049
EBITDA	57,202	26,552	29,946	202,033
Loss on disposal of assets and costs from exit and disposal activities	872	2,075	5,338	3,647
ESOP and stock-based compensation expense	5,030	5,686	32,395	21,828
ESOP special dividend compensation	-	-	246,752	-
Transaction costs	247	295	22,896	699
Inventory step up related to Infiltrator Water Technologies acquisition	-	-	7,880	-
Strategic growth and operational improvement initiatives	2,028	2,440	6,659	3,450
COVID-19 related expenses	5,081	-	5,081	-
Restatement related costs	-	14	8	(1,924)
Other adjustments(a)	1,634	(200)	4,913	2,227
Adjusted EBITDA	$72,094	$36,862	$361,868	$231,960

(a)

Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportional share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which are accounted for under the equity method of accounting, contingent consideration remeasurement, executive retirement expense (benefit) and restatement related costs. The other adjustments in fiscal 2020 also includes expenses related to the ADS Mexicana’s investigation. The other adjustments for fiscal 2019 also includes insurance proceeds received in connection with the Company’s restatement of prior period financial statements.

Reconciliation of Segment Adjusted EBITDA

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands)	2020	2019	2020	2019
Legacy ADS Adjusted EBITDA
Pipe Adjusted Gross Profit	$46,767	$37,279	$239,531	$191,002
International Adjusted Gross Profit	7,865	6,060	36,999	37,191
Allied Products & Other Adjusted Gross Profit	43,580	34,901	201,206	168,729
Unallocated corporate and selling expenses	(50,864)	(41,378)	(190,353)	(164,962)
Legacy ADS Adjusted EBITDA	47,348	36,862	287,383	231,960
Legacy Infiltrator Water Technologies Adjusted EBITDA
Infiltrator Water Technologies	33,366	-	98,245	-
Unallocated corporate and selling expenses	(8,584)	-	(21,865)	-
Legacy Infiltrator Water Technologies Adjusted EBITDA	$24,782	$-	$76,380	$-
Intersegment Eliminations	(36)	-	(1,895)	-
Consolidated Adjusted EBITDA	$72,094	$36,862	$361,868	$231,960

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Fiscal Year Ended March 31,
(Amounts in thousands)	2020	2019
Net cash flow from operating activities	$306,189	$151,678
Capital expenditures	(67,677)	(43,412)
Free cash flow	$238,512	$108,266